September 29, 1998



Mr. Ken R. LeSuer
Vice Chairman
Halliburton Company
2500 Halliburton Center
5151 San Felipe
Houston, Texas 77056

Dear Ken:

         You have announced your intention to take early retirement from the employ of the Company effective January 1, 1999. We appreciate your almost 40 years of loyal and dedicated service to the Company. I especially appreciate the advice and support you have given to me over the past three years since I joined the Company.

         Our discussions have included the terms of your continued employment prior to your retirement, the performance by you of certain consulting services following your retirement and your forbearance from taking certain actions, all as more particularly set forth below. As used in succeeding paragraphs of this agreement, the "Company" means Halliburton Company and its affiliates. It is our mutual understanding that the terms of agreement are as hereinafter set forth.

                                        I

                     CONTINUED EMPLOYMENT; EARLY RETIREMENT

         A. Position and Salary; Retirement. During the period from the date of your execution of this agreement (the "Effective Date") through the closing date (the "Closing Date") of the merger transaction with Dresser Industries, Inc. you will continue to be employed as Vice Chairman of the Company and will continue as a member of the Executive Committee of the Company. Effective on the Closing Date, you will voluntarily resign as an officer of the Company and from all other positions, posts, offices and assignments with the Company or any of the Company's affiliates (including, but not limited to, your service as a member of the Executive Committee and as a Trustee of the Halliburton Foundation, Inc.), except for those which the Chief Executive Officer of the Company specifically requests your service thereon to continue, but in no case after January 1, 1999. Following the Closing Date, you will be provided with an office located on the 25th floor of Halliburton Center and you will vacate your current office within 10 business days after being informed of the location of your new office. During the period beginning with the Closing Date through January 1, 1999, you will continue to be employed as an employee of the Company, on which latter date your employment will terminate. Your salary during the period from the Effective Date

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                                       2

hereof through January 1, 1999 (the "Employment Period") will continue at the present rate per month, payable twice monthly following performance of service. You will also be paid your accrued vacation through December 31, 1998. All such payments shall be less customary withholding for taxes and applicable deductions, and shall be subject to any elections under the Halliburton Elective Deferral Plan (the "Elective Deferral Plan"). You acknowledge that the payments made pursuant to this paragraph A and paragraph C below of this Section I are in full satisfaction of all wages, benefits and other compensation owed by the Company and its affiliates for your employment or service to your retirement date.

         Since your employment during 1999 will be limited to one day, you agree to waive any right you may have for vacation pay for 1999 and not to assert any claim with respect thereto. You further understand and agree that you will not be designated as a participant in the Performance Pay Plan (as defined below) or the Deferred Compensation Plan (as defined below) for the 1999 plan year.

         As of the close of business on January 1, 1999, you will take early retirement as an employee of the Company and promptly thereafter vacate your office space at Halliburton Center in Houston.

         B. Senior Executives' Deferred Compensation Plan. On December 31, 1998 your Deferred Compensation Account ("SERP Account") in the Senior Executives' Deferred Compensation Plan (the "Deferred Compensation Plan") will be credited with $625,000 in supplemental retirement benefits for the 1998 plan year. The applicable accounts under such Plan will also be credited for such period with amounts equal to (i) reductions in contributions to which you would be entitled under the Halliburton Profit Sharing and Savings Plan by reason of the limitations imposed under the Internal Revenue Code or by reason of elective deferrals under the Elective Deferral Plan, ("ERISA Offset Account") and (ii) interest earned on account balances in accordance with the provisions of such Plan. Upon approval of the administrative committee appointed to administer the Deferred Compensation Plan, you will receive the amounts in your accounts in monthly installments over a 10-year period commencing after the 1998 allocations to your SERP and ERISA Offset Accounts have been made.

         C. Annual Performance Pay Plan. You will receive the amount of any Reward that may be payable under the Halliburton Annual Performance Pay Plan ("Performance Pay Plan") for the 1998 Plan Year, such Reward to be paid in accordance with the applicable provisions of such Plan. You will also receive the unpaid amounts of any Rewards for prior Plan Years which will be paid as provided under the Plan. Such payments will be subject to any elections under the Elective Deferral Plan and customary withholding for taxes.

         D. Vesting of Restricted Stock. Effective with your retirement and on such date, restrictions on shares of Common Stock issued to you under the Halliburton Company Career Executive Incentive Stock Plan and the Halliburton Company 1993 Stock and Long-Term Incentive Plan (the "1993 Plan") which have not theretofore lapsed will lapse in their entirety.

         E. Vesting of Stock Options. Your stock options granted under the 1993 Plan will vest in accordance with the terms of your respective stock option agreements.

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                                       3


         F. Retiree Medical Plan. Following your retirement, you will be eligible to participate in the Halliburton Retiree Medical Plan under the same terms and conditions as other Company early retirees.

         G. Other Benefit Programs. Payments, benefits or accruals set forth in paragraphs A through F above are in addition to any payments, benefits or accruals to which you may be entitled under the Halliburton Profit Sharing and Savings Plan, the Halliburton Retirement Plan, the Elective Deferral Plan and any welfare benefit plans in accordance with their respective terms.

                                       II

             CONSULTING SERVICES FOR THE COMPANY AND ITS AFFILIATES

         A. Consultation and Business Promotion. During the period beginning January 2, 1999 and ending December 31, 2000 ("Consulting Period"), you will be retained as a consultant to the Company and its affiliates. You will, during the Consulting Period, fulfill all of your prior customer commitments and, as reasonably requested by the Chief Executive Officer of the Company, aid in business promotion, cooperate in customer entertainment, assist with respect to special problems or projects and consult with and advise the Chief Executive Officer of the Company or other members of management of the Company and its business units in your particular areas of expertise. In assisting the Company and the aforesaid units, you will not be required to devote more than one-third of your time thereto, although travel outside Texas may be required. Your status while performing duties hereunder will be that of an independent contractor and not that of a Company employee.

         B. Furtherance of Company Interests. During the Consulting Period, you will use your best efforts to enhance the image of the Company, its business units and their respective managements (provided that such efforts, when combined with the services specified in paragraph A of this Section II do not require you to devote more than one-third of your time thereto) and to refrain from taking any action or making any statements inconsistent therewith.

         C. Entering Into Competition and Conflicts of Interest. Without the prior written approval of the Chief Executive Officer of the Company, you will not, during the Consulting Period, accept payment from, be employed by, become an officer, director, partner, principal, employee or consultant to or have a substantial equity ownership in, any corporation, partnership or business in competition with the Company or any of its affiliated companies. Once granted, any such approval may be subsequently withdrawn if (i) it is determined by the Chief Executive Officer of the Company, in his sole discretion, that the nature of your relationship with such competitor is in conflict with the Company's or any of its affiliates' interests; (ii) you are notified in writing of such determination and (iii) you do not immediately following receipt of such notice terminate your relationship with such competitor. Upon withdrawal of such approval, the Company's obligation to pay consulting fees as set forth in paragraph E below will terminate. Because of the nature and scope of your duties with the Company during your employment, we have agreed that it is necessary and
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                                       4


reasonable for the prohibition set forth in the first sentence of this paragraph to be applied nationwide. After the end of the Consulting Period, you may engage in the prohibited activities described in this paragraph to the extent that such activities are consistent with your remaining obligations under paragraph D of
Section II of this agreement. The purchase by you, directly or indirectly, for investment of the publicly traded stock of a competitor of the Company or any of its affiliates representing not more than one percent (1%) of the total outstanding stock of such competitor or the holding thereof will not be deemed to constitute the acquisition or holding of a substantial equity ownership in such competitor for the purposes of this paragraph.

         D. Confidential Information. You will not at any time after your retirement, without prior written approval of the Chief Executive Officer of the Company, disclose to any unauthorized person or competitor any confidential information or confidential knowledge as to the business and affairs of the Company or any of its affiliates which you have received during the course of your employment with the Company or which you may receive in the course of consulting or advising hereunder.

         E. Consulting Fees. In consideration of the foregoing but expressly subject to the provisions of paragraph F below, during the Consulting Period, you will receive consulting fees in monthly payments of $20,834 on the last business day in the month for which payment is to be made.

         F. Conditions Precedent to Payment of Consulting Fees; Death. Notwithstanding anything to the contrary contained in this agreement, payment of consulting fees pursuant to paragraph E of this Section will be made only if the conditions set forth in paragraphs A, B, C and D of this Section are fully satisfied at the time the payment is payable. Should you become disabled and, therefore, be unable to devote up to one-third of your time to the performance of consulting services as you may be required to perform pursuant to paragraph A of this Section and such disability shall continue for a three-month period, the Company's obligation to pay consulting fees as set forth in paragraph E of this Section will terminate at the end of such three-month period.

         If during the Consulting Period, you should die, any amounts of consulting fees then unpaid for any period of time prior to your death, will be paid to your estate or personal representative, plus the amount of any unpaid expenses.

         G. Participation in Other Benefit Programs. Payments to be received pursuant to Paragraph E of this Section II are in addition to any payments which you may be receiving or which you are entitled to receive under the Deferred Compensation Plan, the Halliburton Profit Sharing and Savings Plan, the Halliburton Retirement Plan, the Elective Deferral Plan and the Performance Pay Plan.

         H. Office Space, Secretarial Support, Expenses, Etc. During the Consulting Period and expressly contingent on your not being in breach of any of the conditions specified in paragraphs A, B, C and D of this Section II, you will be entitled to:

            1. Office space and part-time secretarial support in Company owned or leased office space as may be mutually agreeable to you and the Company or, failing
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                                       5


                  mutual agreement at any time as to Company owned or leased space, $1,750 per month (prorated as appropriate) as an allowance for rental office space and part-time secretarial support.

            2. Office furnishings and equipment (including computer equipment for access to the Company's network).

            3. Reimbursement for reasonable and necessary travel, entertainment and office expenses which you incur in performance of the duties specified in paragraph A of this Section promptly following your submission to the Company of an appropriately documented expense claim.

                                       III

                                     RELEASE

         A. Representation. You represent, warrant and agree that you have not filed any claims, appeals, complaints, charges or lawsuits against the Company, its affiliates or any of their respective employees, officers, directors, shareholders, agents and representatives (collectively, the "Halliburton Parties") with any governmental agency or court and that you will not file or permit to be filed or accept benefit from any claim, complaint or petition filed with any court by you or on your behalf at any time hereafter; provided, however, this shall not limit you from filing an action for the sole purpose of enforcing your rights under this agreement. Further, you represent and warrant that no other person or entity has any interest in, or assignment of, any claims or causes of action you may have against any Halliburton Party and which you now release in their entirety.

         B. Release. You agree to release, acquit and discharge and do hereby release, acquit and discharge the Company, its affiliates, and all Halliburton Parties, collectively and individually, from any and all claims and from any and all causes of action, of any kind or character, whether now known or not known, you may have against any of them, including, but not limited to, (i) any claim for benefits, compensation, remuneration, salary, or wages, and the costs, damages and expenses related thereto; and (ii) all claims or causes of action arising from your employment, termination of employment, or any alleged discriminatory employment practices, including but not limited to any and all claims or causes of action arising under the Age Discrimination in Employment Act, as amended ("ADEA"), 29 U.S.C. ss. 621, et seq. and any and all claims or causes of action arising under any other federal, state or local laws pertaining to discrimination in employment or equal employment opportunity; except that the parties agree that your release, acquittal and discharge shall not relieve the Company from its obligations under this agreement. This release also applies to any claims or causes of action of the types specified in clauses (i) and (ii) above which are brought by any person or agency or class action under which you may have a right or benefit.

         C. Further Release. In recognition that your employment will continue through January 1, 1999, you agree to execute and deliver on your retirement date a separate release containing language substantially similar to that set forth in Paragraph B of this Section, in order to release any claim that may arise during the Employment Period.
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                                       6


                                       IV

                               GENERAL PROVISIONS

         A. Non-assignability. This agreement shall be binding upon and inure to the benefit of the respective successors in interests of the parties hereto. Notwithstanding the foregoing, the rights to receive payments hereunder pursuant to Section II hereof are hereby expressly declared to be personal, non-assignable and non-transferable except by will or intestacy, and in the event of any attempted assignment or transfer of any such rights contrary to the provisions hereof, the Company will have no further liability for payments with respect thereto hereunder.

         B. Injunctive and Other Relief. You recognize that the services to be rendered hereunder are unique and that in the event of your breach of the conditions to be performed by you under paragraphs A and B of Section II hereof or in the event that you take such actions as are prohibited hereunder in paragraphs C and D of such Section, the Company will be entitled, if it so elects, to institute and prosecute proceedings in any court of competent jurisdiction, in law or in equity, to obtain damages for any breach of this agreement or to enforce the specific performance thereof or to enjoin you from taking the actions prohibited in paragraphs C and D of Section II hereof.

         C. Governing Law and Amendment. This letter contains the entire agreement between the parties and will be governed under the laws of the State of Texas. It may not be amended orally, but only by agreement in writing signed by each of the parties.

         If you agree that the above constitutes our understanding relating to your employment during the Employment Period and the performance of consulting services during the Consulting Period, please so indicate by dating and signing both duplicate originals of this letter and return one duplicate original to me.

                                  Very truly yours,




                                  /s/ Dick Cheney



ACCEPTED AND AGREED TO:



  /s/ Ken R. LeSuer
----------------------------
      Ken R. LeSuer


Dated:  October 20, 1998
      ----------------------